Exhibit 5.1

Our ref: CHX/822870-000003/38727372v3

Basel Medical Group Ltd
Kingston Chambers
PO Box 173
Road Town
Tortola, VG1110
British Virgin Islands

14 November 2024

Dear Sirs

Basel Medical Group Ltd (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) (including its exhibits, the “Registration Statement”) for the purposes of:

a)	registering with the Commission under the SEC Act, the offering and sale to the public (the “Offering”) of up to US$14,375,000 of ordinary shares in the Company of no par value each (including certain ordinary shares in the Company of no par value each, which the several underwriters (“Underwriters”), for whom Cathay Securities, Inc. is acting as representative (“Representative”), will have a 45-day option to purchase from the Company to cover over-allotments, if any) (“Ordinary Shares”);

b)	the warrants to purchase Ordinary Shares (the “Warrants”) to be issued to the Representative in connection with the Offering; and

c)	registering with the Commission under the SEC Act, the proposed resale of up to 2,000,000 Ordinary Shares (the “Resale Shares”) by the Selling Shareholders (as defined in the Registration Statement) which consists of:

(i)	468,000 Ordinary Shares issued to Rainforest Capital VCC acting for and on behalf of Basel Medical Fund (“Rainforest Capital”) on 10 August 2023 pursuant to an application for shares dated 10 August 2023 (the “Share Application”) and transferred to Maples Asia Asset Limited on 10 July 2024 pursuant to the terms of a share transfer agreement entered into between the parties dated 17 May 2024 and recorded on the register of members of the Company (the “Register of Members”) on 10 July 2024;

(ii)	432,000 Ordinary Shares issued to Rainforest Capital on 10 August 2023 and transferred to Visionary Asia Investment Limited on 10 July 2024 pursuant to the terms of a share transfer agreement entered into between the parties dated 17 May 2024 and recorded on the Register of Members on 10 July 2024;

(iii)	566,000 Ordinary Shares issued to Rainforest Capital on 10 August 2023 and transferred to Infinitus Global Asset Limited on 10 July 2024 pursuant to the terms of a share transfer agreement entered into between the parties dated 17 May 2024 and recorded on the Register of Members on 10 July 2024; and

(iv)	534,000 Ordinary Shares issued to Rainforest Capital on 10 August 2023 and transferred to Legendary Family Office Limited on 10 July 2024 pursuant to the terms of a share transfer agreement entered into between the parties dated 17 May 2024 and recorded on the Register of Members on 10 July 2024.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 14 November 2024, including the Company’s Certificate of Incorporation and the memorandum and articles of association registered on 3 September 2024 (the “Memorandum and Articles”).

1.2	A list of the Company’s directors provided by the Registry of Corporate Affairs dated 14 November 2024 (the “Registry List of Directors”).

1.3	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 14 November 2024 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.4	The written resolutions of the board of directors of the Company dated 10 August 2023, 30 June 2024, 12 September 2024, the supplemental written resolutions of the board of directors of the Company dated 26 September 2024 and 24 October 2024 and the written resolutions of the board of directors of the Company dated 14 November 2024 (together, the “Resolutions”) approving, among other things, the Company’s filing of the Registration Statement and issuance of the Ordinary Shares.

1.5	A Certificate of Incumbency dated 14 November 2024, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 14 November 2024 (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company (the “Director’s Certificate”) (a copy of which is appended to this opinion at Appendix A).

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1.8	The Register of Members.

1.9	The Registration Statement.

1.10	A draft of the of underwriter’s warrant constituting the Warrants (the “Underwriter’s Warrant”).

1.11	A draft of the underwriting agreement between the Company and the Representative.

1.12	The Application for Shares.

The documents listed in paragraphs 1.10 to 1.12 inclusive above shall be referred to collectively herein as the “Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent’s Certificate, the Director’s Certificate, the Certificate of Good Standing and the Register of Members. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Where a Transaction Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Transaction Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

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2.8	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.9	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares, Warrants or Resale Shares.

2.10	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.11	The completeness and accuracy of the Register of Members.

2.12	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.13	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.14	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.15	The Company had or will have sufficient authorised and unissued shares under the Memorandum and Articles at the time any Ordinary Shares or Resale Shares were or are issued.

2.16	The Company will receive or has received, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares and Resale Shares and none of the Ordinary Shares or Resale Shares were, or will be, issued for less than par value.

2.17	The Ordinary Shares to be issued upon exercise of the Warrants are issued for cash consideration, or, to the extent that any Ordinary Shares to be issued upon exercise of the Warrants are to be issued, in whole or in part, for non-cash consideration, the Company has passed or will pass a resolution of directors in respect of such Ordinary Shares stating:

(a)	the amount to be credited for the issue of such Ordinary Shares; and

(b)	that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Ordinary Shares.

2.18	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

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3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the “Act”), is in good standing at the Registry of Corporate Affairs and is validly existing under the laws of the British Virgin Islands.

3.2	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.3	The Ordinary Shares to be issued by the Company upon exercise of the Warrants have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.4	The Resale Shares to be resold by the Selling Shareholders (as defined in the Registration Statement) as contemplated by the Registration Statement have been duly authorised for issue. Based solely on our review of the Register of Members, in respect of each of Selling Shareholder, such Selling Shareholder is registered as the legal owner of the number of Resale Shares specified in the Registration Statement as owned by such Selling Shareholder. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members. As such, the Resale Shares were validly issued (assuming the purchase price therefor has been paid in full), fully paid and non-assessable.

3.5	The execution, delivery and performance of the Underwriter’s Warrant has been authorised by and on behalf of the Company and, once the Underwriter’s Warrant has been executed and delivered by any director or officer of the Company, the Underwriter’s Warrant will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.6	The statements included in the Registration Statement under the heading “Taxation”, insofar as such statements summarise the laws of the British Virgin Islands and the Memorandum and Articles, are accurate and fairly represent in all material respects summaries of British Virgin Islands laws and regulations and the Memorandum and Articles.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

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(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Underwriter’s Warrant in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)	any provision in the Underwriter’s Warrant that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Underwriter’s Warrant to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions; and

(m)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Underwriter’s Warrant whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.2	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

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4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Documents.

4.4	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Underwriter’s Warrant or the warrants and enforce the remainder of the Underwriter’s Warrant or the warrants or the transaction of which such provisions form a part, notwithstanding any express provisions in the Underwriter’s Warrant in this regard.

4.5	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.6	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraphs 3.2, 3.3 and 3.4, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares or Resale Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.7	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.8	The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).

4.9	We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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Appendix A

Director’s Certificate

To:	Maples and Calder
5th Floor, Ritter House
PO Box 173
Road Town
Tortola
British Virgin Islands

14 November 2024

Dear Sirs

Basel Medical Group Ltd (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 3 September 2024 remain in full force and effect and are unamended.

2	The director resolutions dated 10 August 2023 and 30 June 2024 (the “Initial Resolutions”) and director resolutions dated 12 September 2024, 26 September 2024, 24 October 2024 and 14 November 2024 (the “Further Resolutions” and together with the Initial Resolutions, the “Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	Immediately prior to the issue of the Ordinary Shares or Resale Shares, the Company had or will have sufficient authorised but unissued shares in order for Ordinary Shares or Resale to be issued as contemplated by the Registration Statement.

4	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

5	The sole director of the Company at the date of the Initial Resolutions was Raymond Wai Man Cheung and the directors of the Company at the date of the Further Resolutions and at the date of this certificate were and are: Raymond Wai Man Cheung and Jianing Lu.

6	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

7	The Company has not created any charges over any of its property or assets.

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8	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

9	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

10	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares or Resale Shares.

12	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

13	The Registration Statement have been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

14	The Company has at no time had employees.

15	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

16	The Resale Shares issued and to be re-sold by the Selling Shareholders pursuant to the Registration Statement were issued as fully paid shares and have been duly registered, and will continue to be registered, in the Company’s register of members.

17	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

18	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

19	The Resale Shares were originally issued as fully paid shares to Rainforest Capital VCC acting for and on behalf of Basel Medical Fund and subsequently transferred by Rainforest Capital VCC acting for and on behalf of Basel Medical Fund to each Selling Shareholder and each such transfer was recorded on the Company’s register of members.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Raymond Wai Man Cheung
Name:	Raymond Wai Man Cheung
Title:	Director

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